SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):              December 21, 1998

                      SOUTHERN PACIFIC FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)

         California                   1-11785                   33-0636924
(State or other jurisdiction    (Commission File No.)         (IRS Employer
  of incorporation)                                         Identification No.)

One Centerpointe Drive, Suite 551
Lake Oswego, Oregon                                                97035
(Address of principal executive offices)                         (Zip Code)

                                 (503) 684-6316
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         On December 21, 1998, Kevin D. Padrick and Timothy J. Galligan became directors of Southern Pacific Funding Corporation (the "Corporation") and the number of positions on the board of directors was reduced from six to three.

         The  Corporation  filed a  voluntary  petition  with the United  States
Bankruptcy Court for the District of Oregon (the "Bankruptcy Court") under Chapter 11 of the United States Bankruptcy Code, Case No. 298-37613-elp11, on October 1, 1998. The Corporation is required to file Monthly Operating Reports with the Bankruptcy Court pursuant to Bankruptcy Rule 2015. In connection therewith, attached hereto as Exhibit 99 are the financial statements (omitting certain schedules) included in the Monthly Operating Report for the Month Ending November 1998, filed with the Bankruptcy Court on December 31, 1998.

         On December 24, 1998, the Corporation and Bear Stearns International Limited ("Bear Stearns"), agreed to terms for a $39.9 million, 18-month, debtor-in-possession financing facility (including a $399,000 origination fee) secured by the Corporation's assets, including residual certificates
(representing the Corporation's residual equity interest and subordinated interest-only strips in the Corporation's securitization offerings of mortgage loan pools), servicing rights, prepayment penalties, and whole loans held for sale. On or about September 23, 1998, Wilshire Real Estate Partnership, L.P. ("Wilshire"), a secured creditor of the Corporation, had borrowed

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money from Bear Stearns and pledged as collateral residual certificates that the
Corporation had pledged to Wilshire. The financing was approved by the Bankruptcy Court on January 6, 1999, and was funded on January 8, 1999. The net proceeds of the financing with Bear Stearns were used to repay the Corporation's debt to Wilshire in the amount of $38.6 million, which reflects a $1,000,000 early payment discount. In consideration of the discount, the Corporation has granted to Wilshire the right to market the Corporation's inventory of whole mortgage loans and to receive, as a rebate of the discount, 1.25 percent of the first $6,000,000 of the sale proceeds plus 10 percent of the sale proceeds in excess of $6,000,000, up to $1,000,000, but not less than $100,000.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits:

                  99 Financial Statements from Monthly Operating Report for November 1998.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    SOUTHERN PACIFIC FUNDING CORPORATION


Dated:  January 13, 1999            By:  /s/ Timothy Breedlove
                                          Name:  Timothy Breedlove
                                          Title: Chief Financial Officer

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